UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2013

HEALTH MANAGEMENT ASSOCIATES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11141	61-0963645
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

5811 Pelican Bay Boulevard, Suite 500, Naples Florida 34108-2710
(Address of principal executive offices, including zip code)

(239) 598-3131
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e)

Employment Agreement with John M. Starcher, Jr.

As previously disclosed, John M. Starcher, Jr. was appointed as Interim President and Chief Executive Officer of Health Management Associates, Inc. (the “Company”), effective August 1, 2013.  In connection with his appointment, on November 5, 2013, Mr. Starcher and the Company entered into a letter agreement (the “Agreement”) setting forth the terms of his employment arrangement.  A brief description of the material terms and conditions of the Agreement are summarized below.  Such description is qualified by reference to the full and complete version of the Agreement, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Pursuant to the terms of the Agreement, Mr. Starcher will receive: (i) an annual base salary of $800,000; (ii) a cash bonus equal to $778,650, representing 125% of his blended 2013 base salary, in lieu of any annual bonus for the 2013 fiscal year, which will become payable by the Company within five business days after the letter agreement is executed; (iii) a retention bonus of $1,500,000, payable on December 26, 2013, subject to reduction in certain circumstances; (iv) a retention bonus of $500,000 upon (a) the occurrence of a change in control on or prior to July 29, 2014 or (b) the termination of Mr. Starcher’s employment by the Company without cause or by Mr. Starcher for good reason, in each case, within certain time periods specified in the Agreement; (v) other benefits customarily provided to the Company’s named executive officers; and (vi) participation in the Company’s Supplemental Executive Retirement Plan.  Mr. Starcher will also be entitled to continued coverage under the Company’s medical, dental and life insurance plans for a period of two years in the event that his employment is terminated by the Company without cause or by Mr. Starcher for good reason within certain specified time periods.  Mr. Starcher agreed to release the Company from any and all claims and causes of action arising out of or relating to his employment with the Company, as well as certain other covenants set forth in the Agreement.

Separation Agreement with Kerrin E. Gillespie

As previously disclosed, on September 11, 2013, Mr. Kerrin E. Gillespie resigned as Senior Vice President – Finance, effective September 13, 2013.  On November 12, 2013, Mr. Gillespie and the Company entered into a separation agreement (the “Separation Agreement”).  Pursuant to the terms of the Separation Agreement, Mr. Gillespie will receive (i) six months of his base salary ($41,666.67 per month), payable in installments in accordance with ordinary payroll practices, (ii) payment of his car allowance and club dues (totalling $1,266.67 per month) for a period of six months, payable in installments in accordance with ordinary payroll practices, (iii) continuation of his and his dependents eligibility to participate in the Company’s health care benefit plans until December 31, 2013 and (iv) continuation of his life insurance coverage until December 31, 2013.  In consideration of the foregoing, Mr. Gillespie agreed to release the Company from any and all claims and causes of action arising out of or relating to his previous employment with the Company, as well as certain other covenants set forth in the Separation Agreement.

The above description is qualified by reference to the full and complete version of the Separation Agreement, which is attached as Exhibit 10.2 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2013

Health Management Associates, Inc.

	By:	/s/ Steven E. Clifton
Name: Steven E. Clifton
Title: Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

10.1	Letter agreement between John M. Starcher and the Company dated November 5, 2013
10.2	Separation agreement between Kerrin E. Gillespie and the Company dated November 11, 2013